CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of HXT Holdings, Inc. (A Delaware Corporation) and Subsidiaries of our report dated August 15, 2008 on our audits of the financial statements of HXT Holdings, Inc. (A Delaware Corporation) and Subsidiaries as of September 30, 2007 and the results of their operations and cash flows for the nine month and twelve month periods ended September 30, 2007 and December 31, 2006, respectively, and the reference to us under the caption "Experts".

Kabani & Company, Inc.
Los Angeles, California

September 30, 2008